Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2025, (except for Note 20, as to which the date is July 28, 2025), with respect to the consolidated financial statements of Firefly Aerospace Inc. contained in the Final Prospectus, filed on August 8, 2025, relating to the Registration Statement on Form S-1 (File No. 333-288646), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Austin, Texas

September 3, 2025